Exhibit 99.1

Focus Impact Acquisition Corp. Announces Separate Trading of
its Shares of Class A Common Stock and Warrants Commencing
December 20, 2021

Press Release

NEW YORK, December 15, 2021 - Focus Impact Acquisition Corp. (the “Company”), announced today that, commencing December 20, 2021, holders of the units sold in the Company’s initial public offering of 23,000,000 units, completed on November 1, 2021, which included the exercise of the underwriters’ option to purchase an additional 3,000,000 units at the initial public offering price to cover over-allotments, at an offering price of $10.00 per unit, may elect to separately trade the shares of Class A common stock and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Stock Market LLC (“NASDAQ”) under the symbol “FIACU,” and the shares of Class A common stock and warrants that are separated will trade on the NASDAQ under the symbols “FIAC” and “FIACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC acted as joint book-running managers for the offering. CastleOak Securities, L.P. and Siebert Williams Shank acted as co-managers for the offering.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 27, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Focus Impact Acquisition Corp.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Focus Impact Sponsor, LLC. While the Company may pursue an initial business combination target in any industry, it intends to focus its search on businesses that are, or seek to be positioned as, a “Social-Forward Company”, which are companies that marry operating excellence with the desire to create Social good, with the benefit of increasing attention and capital flows to such companies while amplifying their social impact.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” related to the initial public offering and search for an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the Company’s control, including those set forth in the Risk Factors section of the company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

info@focus-impact.com